CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statment of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights of The Lipper Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Auditors" and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
April 25, 1997